Exhibit 10.1

CONFIDENTIALITY, NON-COMPETE, SEVERANCE,
AND CHANGE IN CONTROL AGREEMENT

This Confidentiality, Non-Compete, Severance, and Change in Control Agreement (the “Agreement”) is entered into as of this ____ day of _________, 20___ by and between ____________________ (“Executive”), and Dresser-Rand Group Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive is currently employed with the Company and, by virtue of that employment will receive access to competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company; and

WHEREAS, the Company and Executive wish to make certain arrangements to protect the value of such information to the Company during Executive’s employment and following such time as Executive’s employment with the Company may end; and

WHEREAS, in exchange for such protections and in recognition of Executive’s anticipated contributions to the Company, the Company and Executive wish further to make arrangements for the potential payment of severance following the conclusion of Executive’s employment with the Company under certain circumstances, including following a change in control of the Company.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

I.             DEFINITIONS.

(a)           Affiliate.  For purposes of this Agreement, “Affiliate” shall mean any corporation, limited liability company or similar entity which is under the control of the Company or under common control with the Company.

(b)           Base Salary.  For purposes of this Agreement, “Base Salary” shall mean the annualized rate of salary authorized and being paid to Executive as of the date in question, excluding any bonus, incentive plan payments, benefits, equity compensation, and other forms of compensation that are not paid to Executive on a regular, recurring basis under the Company’s standard payroll practices.

(c)          Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i)             the material failure or refusal by Executive to perform his duties hereunder (including, without limitation, Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his business time, attention and energies to the performance of his duties hereunder;

(ii)           any willful, intentional or grossly negligent act by Executive having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries, Affiliates, or divisions;

(iii)           the material violation or material failure by Executive to comply with the Company's material published rules, regulations or policies, as in effect from time to time;

(iv)           Executive's conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty;

(v)           any willful or intentional, misappropriation or embezzlement of the property of the Company or any of its subsidiaries or Affiliates (whether or not a misdemeanor or felony); or

(vi)           a material breach of any one or more of the covenants of this Agreement by Executive;

provided, however, that in the event that the Company determines to terminate Executive's employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company shall first give Executive written notice of such Cause, which notice shall identify in reasonable detail the manner in which the Company believes Cause to exist and indicates the steps required to cure such Cause, if curable, and Executive shall fail within thirty (30) days of such notice to substantially remedy or correct the same.

(d)           Disability.  For purposes of this Agreement, “Disability” shall mean, for a period of not less than 90 days within a given twelve month period, Executive’s physical or mental incapacity to perform his essential functions, with or without reasonable accommodations therefore, which condition a mutually agreeable physician determines is likely to be continuous and permanent.

(e)           Voluntary Termination without Good Reason.  For purposes of this Agreement, “Voluntary Termination without Good Reason” shall mean any termination by Executive of Executive's employment with the Company other than a Voluntary Termination with Good Reason.

(f)           Voluntary Termination with Good Reason.  For purposes of the Agreement, “Voluntary Termination with Good Reason” shall mean the termination by Executive of Executive's employment with the Company within forty-five (45) days following the occurrence of any of the following events without his consent, which is not cured by the Company, if curable, within 30 days as described below:

(i)            a material diminution in Executive's duties and  responsibilities;

(ii)            the Company materially reduces the compensation or benefits to which Executive is entitled as determined immediately prior to the Change in Control;

(iii)           a material breach of any one or more of the covenants of this Agreement by the Company; or

(iv)           if, as the result of a Change in Control (as defined below), the Company’s headquarters offices are relocated to a location more than fifty miles away from their location prior to such Change in Control, necessitating Executive’s relocation to such new headquarters location.

Provided, however, that Executive must provide the Company with written notice within fifteen (15) days following the first date on which Executive knows of the occurrence of an event or action constituting Good Reason and the Company shall have thirty (30) days following receipt of such notice to cure such event or action.

(g)          Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the first to occur of any of the following events:

(i)           during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii)           the acquisition or ownership by any individual, entity or "group" (within the meaning of  Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(iii)           the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or

(iv)           the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(h)          Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date on which Executive’s termination of employment with the Company and any Affiliate occurs.

(i)           Effective Date.  The Effective Date of this Agreement shall be the date first indicated above.

(j)           Non-Competition Period.  For purposes of this Agreement, the “Non-Competition Period” will be the period described in Schedule A.

(k)          Person.  For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization, or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

2.           EMPLOYMENT.  Executive acknowledges and agrees that his employment with the Company is at-will in nature, and nothing herein shall be construed as a guarantee of continued employment for a specific period or under particular terms or otherwise as having altered the Executive’s at-will status.

3.           CONFIDENTIALITY, NONCOMPETITION, ETC.

(a)          Confidentiality.

(i)           Executive acknowledges that the business of the Company is intensely competitive and that Executive's employment by the Company has required and will require that Executive have access to and knowledge of confidential information of the Company, which the Company has provided to Executive in the past and hereby agrees to continue to provide to Executive during his future employment as necessary to perform his assigned duties.  Such Company confidential information includes, but is not limited to, formulae, manufacturing processes, distribution systems, research and development methods and techniques, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the “Confidential Information”).  Confidential Information shall not include information which (w) was publicly available prior to the date hereof, (x) was known by Executive from a source other than through Executive's employment with, or service as a director of, the Company, (y) is acquired by Executive from a third party who was not subject to any restrictions as to its disclosure, or (z) becomes publicly available subsequent to the date hereof, other than as a result of an action by Executive.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company.  Executive further acknowledges that the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business and that the engaging by Executive in any of the activities prohibited by this Section 3 may constitute improper appropriation and/or use of such information and trade secrets.

(ii)           The Company and Executive agree that, for purposes of this Section 3, except as otherwise provided, the business of the Company shall mean the businesses conducted by the Company and its Affiliates during the period of Executive's employment by the Company.  Executive acknowledges that the Company engages in its business throughout the world.

(iii)           During Executive's employment by the Company and at all times following the termination of Executive's employment for any reason, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as required or requested by a court of competent jurisdiction or other administrative or legislative body; provided, however, that, in such event, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  If reasonably practicable, Executive shall notify the Company prior to disclosing any of the Confidential Information to a court or other administrative or legislative body.  Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

(b)          Non-Competition.  During the Non-Competition Period, Executive shall not in any city, town, county, parish or other municipality in any state of the United States or in any other market in the world that the Company or any of its subsidiaries, Affiliates, successors or assigns engages in its business, directly or indirectly engage in Competition (as defined below); provided, however, that it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(c)          Definition of Competition.  For purposes of this Agreement, “Competition” means, for Executive's benefit or for the benefit of any other Person, firm or entity, any of the following:

(i)            engaging in, or otherwise being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, any other business or organization anywhere in the world which directly competes with the business of the Company as the same shall be constituted at any time during, or as to which the Company had specific plans known to Executive to engage in during or following, Executive’s employment;

(ii)           soliciting from any customer doing business with the Company as of Executive's Date of Termination business directly competitive with the business of the Company with such customer or such party;

(iii)           soliciting from any potential customer of the Company known to Executive business directly competitive with the business of the Company which has been the subject of a written or oral bid, offer or proposal by the Company known to Executive, or of substantial preparation known to Executive with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's Date of Termination; or

(d)           Solicitation of Company Employees.  During Executive’s employment with the Company and continuing through the date that is three (3) years after Executive’s Date of Termination for any reason, Executive will not solicit the employment or services of, or hire, any individual who is employed by or known by Executive to be a consultant to the Company.  In the event Executive’s employment with the Company has ended, the foregoing restriction on solicitation and hiring shall apply to any individual who was employed by or known by Executive to be a consultant to the Company upon the Date of Termination or within six (6) months prior thereto, unless such Person is not an employee of, or a consultant to, the Company at the time of such solicitation by Executive and has not been an employee of, or consultant to the Company for six (6) months prior thereto.

(e)           Acknowledgements Regarding Covenants.  Executive acknowledges that (i) the market for the Company's business extends throughout the United States and the rest of the world, and that Executive, individually and through his status as an officer of the Company, is among a limited number of people engaged in the Company's business on a nationwide and global basis; (ii) the scope and duration of the restrictive covenants contained herein are reasonable and necessary to protect the value of the Company’s Confidential Information given the nature of such Confidential Information and of the Company’s business; and (iii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement.  Executive further represents and warrants and acknowledges and agrees that Executive has been, or has had the opportunity to be, fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement.

(f)           Non-Disparagement.  Executive agrees that both during and after termination of this Agreement he shall not make any statement, written or verbal, in any forum or media, or take any action, that is intended to injure or damage the goodwill, reputation or business prospects of the Company; provided, however, that the foregoing shall not apply to or restrict in any way the communication of information by Executive to any state or federal law enforcement or administrative agency or in a court, arbitration or administrative proceeding, and Executive will not be in breach of the covenant contained above solely by reason of such communication or testimony.

(g)           Remedies.  In the event Executive breaches any of the provisions of this Section 3, the Company and its subsidiaries, Affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or any of its subsidiaries, Affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(i)           The right and remedy to have each and every one of the covenants in this Section 3 specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-competition or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, Affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, Affiliates, successors or assigns.

(ii)           Executive acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects.  If, however, any arbitrator or court subsequently determines that any of such covenant or agreement, or any part thereof, is invalid or unenforceable as written, then such provision shall be reformed to the extent necessary (and to no greater extent) to be valid and enforceable.  If such provision cannot be so reformed, it shall be deemed struck by the parties and the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

(iii)           If any arbitrator or court determines that any of the restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or scope of such provision, such arbitrator or court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

4.           RETURN OF COMPANY PROPERTY.  Executive agrees that following the termination of employment for any reason, Executive shall return all property of the Company and any of its subsidiaries, Affiliates and any divisions thereof which is then in or thereafter comes into Executive's possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

5.           OWNERSHIP OF INVENTIONS.  Executive shall disclose promptly, to such person(s) as may be designated by the Company for this purpose from time-to-time, any and all information relating to all Inventions (as hereinafter defined) which Executive makes or conceives or first reduces to practice during his employment hereunder.  The term “Inventions” for purposes of this Agreement shall mean all inventions, improvements, works of authorship, formulas, processes, methods, computer programs, databases, and trade secrets (whether patentable or not) made or conceived or first reduced to practice by Executive solely, or jointly with others, (i) in the performance of his duties, (ii) with the use of time, material or facilities of the Company, (iii) which relate to the Company's business, including any actual or anticipated product, method, apparatus, substance or article of manufacture within the Company's field of activity or its research and development efforts, or (iv) which results from or is suggested by work performed for the Company.  Executive acknowledges that all Inventions shall be the exclusive property of the Company and, to the extent that the ownership of such Invention does not vest in the Company as a matter of law, he hereby assigns and shall continue to assign to the Company, without further compensation, his entire right, title and interest in and to all such Inventions and shall execute all documents which the Company may deem necessary with respect thereto.  Executive shall make, at the sole discretion and expense of the Company, such applications for United States and foreign patents covering any Inventions as the Company may request.  Executive shall execute, acknowledge and deliver all papers, including applications, renewals, assignments, and applications for re-issue, and do all other rightful acts which the Company may consider necessary, to secure the Company's full rights to the Inventions to secure patents or other registrations thereon, and to enforce the Company's rights therein.  The foregoing obligations shall survive the termination of employment with the Company; provided, however, that the Company will compensate Executive at a reasonable rate after such termination for time or expenses actually spent at the Company's request on such matters.

Executive represents, warrants and covenants that:  (i) he does not have applications for patents pending, either domestic or foreign, (ii) there is no invention now in his possession which he will claim to be excluded herefrom, (iii) his performance of the foregoing disclosure and assignment provisions, and his performance of his duties as an employee of the Company will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iv) he will not bring to the Company or use in the performance of his duties with the Company any documents or materials of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

6.           SEVERANCE UPON TERMINATION WITHOUT CHANGE IN CONTROL.

(a)          Time of Termination.  Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i)           the date of Executive's death or Disability (as defined above);

(ii)          the date on which the Company shall give Executive written notice of termination with or without Cause (as defined below);

(iii)          the date on which Executive gives the Company written notice of Voluntary Termination with or without Good Reason (as defined below).

(b)           Payments After Involuntary Termination Without Cause.  In the event Executive's employment hereunder is involuntarily terminated by the Company without Cause (and provided that such termination is not within two (2) years following a Change in Control as defined in Section 7 below), subject to Executive's compliance with Section 6(d), Executive (or the Trustee named in Executive's Last Will and Testament, if applicable) shall be entitled to receive, as Executive's sole and exclusive remedy, (i) a payment equal to “Standard Severance Amount” defined in Schedule A, payable in a lump sum payment and subject to withholding of all applicable taxes with respect thereto and deductions for insurance contributions), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, subject to and in accordance with Company policies, through the Date of Termination, (iii) any bonus amount under the Company’s Annual Incentive Plan previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which the Date of Termination occurs,  and (iv) continued medical, dental, disability and life insurance coverage at the active employee rate as provided to Executive and his eligible dependents immediately prior to such termination for one (1) year following such termination.

(c)           Termination for Cause or Voluntary Termination With or Without Good Reason.  The Company shall be entitled at any time, upon written notice to Executive, to terminate Executive's employment hereunder for Cause.  In the event that Executive's employment hereunder shall be terminated for Cause, or due to a Voluntary Termination by Executive with or without Good Reason, Executive shall be entitled to receive, as his sole and exclusive remedy, (i) any earned but unpaid salary and payment for accrued but unused vacation days, subject to and in accordance with Company policies, through the Date of Termination and (ii) any bonus amount under the Company’s Annual Incentive Plan previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which the Date of Termination occurs.

(d)           Release Requirement for Post-Termination Payments.  As condition to the receipt of any severance benefits pursuant to Section 6 or Section 7, Executive shall execute, and not revoke, a release within 45 days of the Date of Termination, in the form attached hereto as Schedule B, with such changes as may be necessary or reasonably required to take into account applicable state or federal law, releasing the Company, and its subsidiaries and Affiliates, and its officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Executive’s employment with the Company or the termination of such employment; provided that Executive shall not be expected to waive any rights accruing under this Agreement; and provided further that if Executive refuses to sign such release Executive will still be bound to his obligations under this Agreement as if Executive signed such release and received severance benefits pursuant to Section 6 or Section 7.  Notwithstanding the foregoing, nothing in the required release or in any other provision of this Agreement shall alter any rights Executive may have (i) with regard to equity awards pursuant to the controlling grant agreements and plan documents, and (ii) with regard to indemnification rights that may exist by virtue of Executive’s previous employment with the Company.

7           SEVERANCE UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a)         Termination Following Change in Control.  In the event Executive's employment hereunder shall terminate as a result of (i) termination by the Company without Cause, or (ii) Voluntary Termination by the Executive with Good Reason, within two (2) years following the occurrence of a Change in Control, subject to Executive's compliance with Section 6(d), Executive (or the Trustee named in Executive's Last Will and Testament, if applicable) shall be entitled to receive, as Executive's sole and exclusive remedy, (i) a payment equal to the “Change-In-Control Severance Amount” defined in Schedule A, payable in a lump sum payment and subject to withholding of all applicable taxes with respect thereto and deductions for insurance contributions), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, subject to and in accordance with Company policies, through the Date of Termination, (iii) any bonus amount under the Company’s Annual Incentive Plan previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which the Date of Termination occurs, and (iv) continued medical, dental, disability and life insurance coverage at the active employee rate as provided to Executive and his eligible dependents immediately prior to such termination for two (2) year following such termination.

8.          EXCISE TAX.

(a)         Reduction.  In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (including, without limitation, the accelerated vesting of incentive or equity awards held by Executive) or otherwise (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments hereunder shall be either (a) provided to the Executive in full, or (b) provided to the Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

(b)         Other Terms.  All determinations required to be made under this Section 8 shall be made by the Company’s accounting firm (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Executive.  In the event of a reduction of benefits hereunder, the Executive shall be given the choice of which benefits to reduce.  If the Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after written notice of the Accounting Firm’s determination, then the Company shall select the benefits to be reduced.  For purposes of making the calculations required by this Section 8, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 8.  In any event, notwithstanding anything to the contrary herein, any reduction in benefits under this Section 8 shall be made in a manner consistent with the requirements of Section 409A of the Code, and, to the extent required to avoid the imposition of any tax or penalty under Code Section 409A, where two different Payments are subject to potential reduction but payable at different times, such amounts shall be reduced on a pro rata basis.

9.          TIME OF PAYMENT; SECTION 409A.

(a)         Time of Payment.  Unless otherwise provided, all of the payments due to Executive under Sections 6(b) and 7(a) above shall be made within sixty (60) days following the Date of Termination.

(b)         Section 409A of the Code.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the Date of Termination shall be accumulated and paid or provided, as applicable, on the date that is six (6) months and one (1) day after the Date of Termination (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.

10.        ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between the parties with respect to its subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them.  This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

11.        EACH PARTY THE DRAFTER.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

12.        WAIVER.  The failure of either party to this Agreement to enforce any of its terms, provisions, or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

13.        SEVERABILITY.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

14.        NOTICES.  Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:	Dresser-Rand Group Inc.
West8Tower, Suite 1000
10205 Westheimer
Houston, Texas  77042
Attention:  General Counsel

If to Executive:	at the home address of record as last provided
to the Company by Executive

or at such other address as shall be indicated to either party in writing.  Notice of change of address shall be effective only upon receipt.

15.        ARBITRATION; EXPENSES OF ENFORCEMENT.  Except as otherwise specifically provided in this Agreement, the Company and Executive agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a mutually acceptable single arbitrator.  The arbitration will take place in Houston, Texas.  Executive and the Company agree that the decision of the arbitrator will be final and binding on both parties.  Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen.  Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company.  Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.  Notwithstanding the provisions of this Section 15, the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive’s obligations under Sections 3, 4, or 5 hereof.

16.        GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law rules.

17.        JURISDICTION; FORUM.  By the execution and delivery of this Agreement, the Company and Executive submit to the personal jurisdiction of any state or federal court in the State of Texas in any suit or proceeding arising out of or relating to this Agreement.  To the extent that either party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the parties each irrevocably waives such immunity in respect of its obligations with respect to this Agreement.  This Section 17 is subject to the provisions of Section 15 hereof.  THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE, OR INTERPRET, THE PROVISIONS OF THIS AGREEMENT.

18.        INTERPRETATION.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

19         COUNTERPARTS.  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

20.        CONFLICT.  In the event of a conflict between the terms of this Agreement and the terms of any present or future plan, policy or procedure of the Company or any agreement between the Company and Executive, including but not limited to a stock option agreement or a restricted share agreement, the terms of this Agreement shall take precedence and govern.

21.        TERM AND TERMINATION.

The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the anniversary of the Effective Date first following six months prior notice by the Company of its election to terminate the Agreement, unless prior to the Company giving such notice or prior to the date the Agreement would otherwise terminate, either:

     (a)           the employment of Executive is terminated by the Company without Cause (and provided that such termination is not within two (2) years following a Change in Control as defined in Section 7), in which case the Term shall end on the last day of the one-year period following the Date of Termination; or

     (b)           a Change in Control shall have occurred, in which case the Term shall end on the last day of the two-year period beginning on the date following the occurrence of a Change in Control

(as applicable, the “Agreement Termination Date”).  The rights and obligations of the parties hereunder arising before, on, or after the Agreement Termination Date, including, without limitation, the obligation of the Company to make payments pursuant to Paragraphs 6 and 7, if any, and the obligations of the Executive to honor the restrictive covenants shall survive the termination of the Agreement until fully discharged or satisfied.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

DRESSER-RAND GROUP INC.

By:
Name:
Title:

EXECUTIVE

By:

SCHEDULE A

For purposes of the foregoing Agreement, the additional terms listed below shall have the definitions indicated.

(a)         Standard Severance Amount.  For purposes of this Agreement, “Standard Severance Amount” shall mean an amount equal to _______ times Executive’s Base Salary (determined as of the Date of Termination).  For purposes of this definition, Executive’s Base Salary shall be determined without regard to any reduction in compensation that would otherwise constitute Good Reason under Section 1(f)(ii) of this Agreement occurring within three months preceding the Date of Termination.

(b)         Change-In-Control Severance Amount.  For purposes of this Agreement, “Change-In-Control Severance Amount” shall mean an amount equal to _____   times Executive’s Base Salary and annual incentive at target (determined as of the Date of Termination).  For purposes of this definition, Executive’s Base Salary shall be determined without regard to any reduction in compensation that would otherwise constitute Good Reason under Section 1(f)(ii) of this Agreement occurring within three months preceding the Date of Termination.

(c)         Non-Competition Period.  For purposes of this Agreement, the “Non-Competition Period” shall be the period during the Term and if Executive’s employment has terminated during the Term continuing through the later of (i) the date that is one (1) year after Executive’s Date of Termination, or (ii) the date that is two (2) years after Executive’s Date of Termination in the event Executive’s employment terminates as a result of termination by the Company without Cause or Voluntary Termination by the Executive with Good Reason if either occurs within two (2) years following the occurrence of a Change in Control.

SCHEDULE B

DO NOT SIGN PRIOR TO
FINAL DAY OF EMPLOYMENT

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Release Agreement”) is made between DRESSER-RAND GROUP INC., a Delaware corporation (the “Company”) and (“Executive”).

WITNESSETH

WHEREAS, Executive and the Company have entered into an Confidentiality, Non-Compete, Severance, and Change In Control Agreement dated as of _______  ___, 2009 (the “Agreement”);

WHEREAS, pursuant to Section 6 and 7 of the Agreement, the Company has agreed to provide certain severance payments to Executive if Executive executes this Release Agreement and does not revoke Executive's consent to this Release Agreement; and

WHEREAS, this Release Agreement and the Company's obligations under Sections 6 and 7 of the Agreement (as may be applicable) shall become effective only upon the “Effective Date” of this Release Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1.           Release.

(a)           Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its subsidiaries, divisions and Affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees from the beginning of time to the date of this Release Agreement, except those claims which can not be released as a matter of law.  This release includes, without limitation, all claims arising out of, or relating to, Executive's employment and/or end of his employment with the Company and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Texas Commission on Human Rights Act, and comparable federal, state, and local statutes and ordinances, each as amended.  Notwithstanding the foregoing, this release shall not include any ongoing obligations of the Company under the Agreement (including but not limited to the obligation to provide severance pay and benefits to the Executive under Sections 6 and 7 thereof) and any rights provided under the Company’s bylaws and the Company’s benefit plans and agreements with Executive related thereto, including but not limited to stock options, and restricted stock plans and agreements.

(b)           Executive shall execute the Release Agreement on a date which is no earlier than the date upon which Executive's employment is terminated.

(c)           Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to Executive arising out of Executive's employment with the Company, exclusive of any ongoing obligations of the Company under the Agreement (including but not limited to the obligation to provide severance pay and benefits to the Executive under Sections 6 and 7 thereof) and any rights provided under the Company’s bylaws and the Company’s benefit plans and agreements with Executive related thereto, including but not limited to stock options, and restricted stock plans and agreements.  Executive further acknowledges and agrees that the Company and the other Company Releasees have fully complied with their COBRA continuation coverage obligations.

(d)           Executive represents that he has no complaints, charges, or lawsuits pending against the Company or any of the other Company Releasees.  Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any Personal recovery in any proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of any of the matters released in this Section 1.

(e)           Executive has resigned from all positions, if any, with the board of directors of the Company and any officer and/or director positions of any parent, subsidiary, or Affiliate of the Company.

2.           Return of Company Property.  Executive represents and agrees that Executive has returned to the Company all property of the Company or any of the Company Releasees, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, reports, files, memoranda, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or electronic property that Executive received and/or prepared or helped prepare in connection with Executive's employment with the Company, and that Executive has not retained any copies, duplicates, reproductions or excerpts thereof.

3.           No Admission of Wrongdoing.  Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees.

4.           Consultation with Attorney/Voluntary Agreement.  Executive acknowledges that (i) the Company has advised Executive of his right to consult with an attorney prior to executing this Release Agreement, (ii) Executive has carefully read and fully understands all of the provisions of this Release Agreement, and (iii) Executive is entering into this Release Agreement, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

5.           Consideration & Revocation Period.

(a)           Executive acknowledges that he has been provided at least twenty-one (21) calendar days to consider the terms of this Release Agreement, although he may sign it sooner.

(b)           Executive will have seven (7) calendar days from the date on which he signs this Release Agreement to revoke his consent to the terms of this Release Agreement.  Such revocation must be in writing and must be addressed as follows:  General Counsel, Dresser-Rand Group Inc., West8Tower, 10205 Westheimer, Houston, Texas 77042. Notice of such revocation must be received within the seven (7) calendar days referenced above.  In the event of such revocation by Executive, this Release Agreement shall not become effective and Executive shall not have any rights to severance benefits under Sections 6 or 7 of the Agreement.

(c)           Provided that Executive does not revoke this Release Agreement, this Release Agreement shall become effective on the eighth (8th) calendar day after the date on which Executive signs this Release Agreement (the “Effective Date”).

6.           Assignment.  This Release Agreement is Personal to Executive and may not be assigned by Executive.  This Agreement will inure to the benefit of the Company and the other Company Releasees and their successors and assigns.

7.           Waiver and Amendments.  Any waiver, alteration, amendment, or modification of any of the terms of this Release Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by a properly authorized corporate officer.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

8.           Severability and Governing Law.  If any covenants or such other provisions of this Release Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.  THIS RELEASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAW RULES.

9.           Section Headings and Definitions.  The headings contained in this Release Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release Agreement.  Whenever the words “include” or “including” are used in this Release Agreement, they shall be deemed to be followed by the words “without limitation.”  Capitalized terms not defined in this Release Agreement shall have the meaning given to such terms in the Agreement.

10.         Entire Agreement.  This Release Agreement and the Agreement constitute the entire understanding and agreement of the parties hereto regarding the employment of Executive.  This Release Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Release Agreement.

11.         Jurisdiction; Forum.  Executive acknowledges that any disputes under the Agreement or this Release Agreement shall be subject to the arbitration provisions of Section 15 of the Agreement.  Subject to that provision, by the execution and delivery of this Release Agreement, Executive submits to the personal jurisdiction of any state or federal court in the State of Texas in any suit or proceeding arising out of or relating to this Release Agreement.  To the extent that Executive may acquire any immunity from jurisdiction of any Texas court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, Executive irrevocably waives such immunity in respect of his obligations with respect to this Release Agreement.  Executive agrees that an appropriate, convenient and non-exclusive forum for any and all disputes between the parties hereto arising out of this Release Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Texas.

12.         Counterparts.  This Release Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Release Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Release Agreement as of the dates indicated below.

DRESSER-RAND GROUP INC.

By:	Date
Title:

Executive

Date